Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of December 02, 2014, by and between MOBIQUITY TECHNOLOGIES, INC., a New York corporation (the “Company”) and Thomas Arnost (“Arnost”) each having an office at 600 Old Country Road, Suite 541, Garden City, NY 11530.

W I T N E S S E T H:

WHEREAS, Company desires to engage the services of Arnost and Arnost desires to provide the services to Company in connection with Company's business; and

WHEREAS, both parties desire to clarify and specify the rights and obligations which each have with respect to the other in connection with Arnost's services.

NOW, THEREFORE, in consideration of the agreements and covenants herein set forth, the parties hereby agree as follows:

1. Employment

Arnost hereby agrees to be employed by Company as the Executive Chairman of Company, and Arnost hereby agrees to render his services as Company's Executive Chairman for the Term (as hereinafter defined), all subject to and on the terms and conditions herein set forth.

2. Duties and Responsibilities of Arnost

(a) Arnost will be the Executive Chairman of Company, subject to the other provisions of this Section 2. Although Arnost shall be required to travel from time to time, Amost's primary office shall be based at his California home. Arnost shall not be required to relocate.

(b) Arnost shall be elected to the Board of Directors of the Company (the “Board”) and during the Term shall be nominated for re-election to the Board.

(c) During the term of this Agreement, Arnost will exercise such authority, perform such executive duties and functions and discharge such responsibilities as are assigned to him by the Board. As Executive Chairman, his duties shall include the following:

•	Uphold the highest standards of integrity and probity.
•	Establish and maintain high level strategic industry relevant relationships.
•	Assist senior management in setting overall strategic direction of company.
•	Ensure effective communication with shareholders.
•	Assist with active role in strategic oversight of sales department.

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3. Exclusivity of Service

The Company agrees that Arnost shall be required to devote the necessary business time, effort and attention to the business and efforts of the Company and its subsidiaries as he deems necessary for the performance of his duties. Arnost may pursue other outside business interests that are not related to the same business as the Company, as long as it does not interfere with the everyday responsibilities of the Company.

4. Compensation; Bonus

(In consideration for Arnost’s services to be performed under this Agreement and as compensation therefor, Company shall pay to Arnost, commencing as of the date set forth above, in addition to all other benefits provided for in this Agreement, a salary at the rate of Ten Thousand ($10,000) Dollars per month, (the “Arnost Salary”). All payments of Arnost Salary shall be payable in accordance with Company's policies.

5. Reimbursements and Indemnification

Arnost shall be entitled to the following during and in respect of the term of this Agreement:

(a) Arnost shall each be entitled to reimbursement for all reasonable travel, reasonable entertainment and other reasonable expenses incurred in connection with Company's business, provided that such expenses are adequately documented and vouchered in accordance with Company's policies.

(b) The Company shall provide to Arnost to the full extent provided for under the laws of the Company's state of incorporation and the Company's Certificate of Incorporation and Bylaws, indemnification for any claim or lawsuit which may be asserted against Arnost when acting in such capacity for the Company and/or any subsidiary or affiliated business. The Company shall use reasonable best efforts to include Arnost as an insured under all applicable directors' and officers' liability insurance policies maintained by the Company, and any other subsidiary or affiliated business.

6. Term of Employment

The term of Arnost's employment hereunder shall be from the date hereof for a period of three (3) years (the "Term"), unless terminated prior thereto in accordance with Section 8 hereof.

7. Non-Competition; Non-Solicitation

(a) Arnost hereby agrees and covenants that during the Term hereof that he will not directly or indirectly engage in or become interested (whether as an owner, principal, agent, stockholder, member, partner, trustee, venturer, lender or other investor, director, officer, employee, consultant or through the agency of any corporation, limited liability company, partnership, association or agent or otherwise) in any business enterprise which is engaged in the current business of the Company during the Term; provided, however, that ownership of not more than 15% of the outstanding securities of any class of any entity that are listed on a national securities exchange or traded in the over-the-counter market shall not be considered a breach of this Section 7.

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(b) Arnost agrees and covenants that during the Term hereof he and his agents will not (without first obtaining the written permission of Company) directly or indirectly participate in the solicitation of any business of any type conducted by Company during the period of this Agreement from any person or entity which was a client or customer of Company during the period of this Agreement, or was a prospective customer of Company from which Arnost solicited business or for which a proposal for submission was prepared during the period.

(c) Arnost agrees and covenants that during the Term of this Agreement he will not (without first obtaining the written permission of Company) directly or indirectly recruit for employment, or induce or seek to cause such person to terminate his or her employment with Company, any person who then is an employee of Company or who was an employee of Company during the preceding six (6) months.

8. Termination

(a) Termination by the Company with Cause. Notwithstanding the terms of this Agreement, Company may terminate this Agreement for cause (“Cause”) in the event (i) of Arnost’s commission of an act involving fraud, embezzlement, or theft against the property or personnel of Company, or (ii) Arnost shall be convicted of, or plead nolo contendere to a felony or engages in other criminal conduct that could reasonably be expected to have a material adverse affect on the business, assets, properties, prospects, results of operations or financial condition of Company. In the event this Agreement is terminated pursuant to this Section 8(a), Arnost’s Salary and all benefits under Section 5(c) hereof shall terminate immediately upon such discharge, and Company shall have no further obligations to Arnost except for payment and reimbursement for any monies due which right to payment or reimbursement accrued prior to such termination. Termination for cause shall also include failure to adhere to policies and Code of Conduct established by the Board of Directors.

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(b) Death or Disability. The Company may terminate this Agreement upon the disability or death of Arnost by giving written notice to Amost. In the case of disability, such termination will become effective immediately upon the giving of such notice unless otherwise specified by the Company. For purposes of this Section 8(b), "disability" shall mean that for a period of more than six consecutive months in any 12-month period Arnost is unable to perform the essential functions of his position because of physical, mental or emotional incapacity resulting from injury, sickness or disease. Upon any such termination, the Company shall be relieved of all its obligations under this Agreement, except for payment of the Arnost Salary and entitlement to reimbursed expenses unpaid through the effective date of termination. Nothing in this provision is intended to violate state or federal laws.

(c) Termination by Arnost. Arnost may terminate this Agreement at any time by giving three months' prior written notice to the Company. The Company shall be relieved of all of its obligations under this Agreement, except for payment of the Arnost Salary and unrein1bursed expenses through the termination date of his employment.

9. Violation of Other Agreements and Authority

Arnost represents and warrants to Company that he is legally able to enter into this Agreement; that he is not prohibited by the terms of any agreement, understanding or policy from entering into this Agreement; that the terms hereof will not and do not violate or contravene the terms of any agreement, understanding or policy to which Arnost is or may be a party, or by which Arnost may be bound; that Amost is under no physical or mental disability that would materiall y interfere with the performance of his duties under this Agreement. Arnost agrees that, as it is a material inducement to Company that Arnost make the foregoing representations and warranties and that they be true in all material respects.

10. Company Authority Relative to this Agreement

The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The Board of Directors of the Company has duly authorized the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated on its part by this Agreement, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or for the Company to consummate the transactions contemplated by it. The Company has duly validly executed and delivered this Agreement and it is a valid and binding Agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy or insolvency laws affecting creditors' rights generally and to general principles of equity.

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11. Notices

Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent via email to the email address provided for Mr. Amost below and, on behalf of the Company, to the email address of Dean Julia as set forth below.

12. Waivers

No waiver by any party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

13. Entire Agreement

This Agreement sets forth the entire and only agreement or understanding between the parties relating to the subject matter hereof and supersedes and cancels all previous agreements, negotiations, letters of intent, correspondence, commitments and representations in respect thereof among them, and no party shall be bound by any conditions, definitions, warranties or representations with respect to the subject matter of this Agreement except as provided in this Agreement, other than a separate sales commission agreement.

14. Inurement; Assignment

The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon any successor of Company or to the business of Company, subject to the provisions hereof. Neither this Agreement nor any rights or obligations of Arnost hereunder shall be transferable or assignable by Arnost.

15. Amendment

This Agreement may not be amended in any respect except by an instrument in writing signed by the parties hereto.

16. Headings

The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

17. Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

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18. Governing Law

This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of New York, without giving reference to principles of conflict of laws. Each of the parties hereto irrevocably consents to the venue and exclusive jurisdiction of the federal and state courts located in the State of New York, County of Nassau. THE PARTIES HEREBY KNOWINGLY, IRREVOCABLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED ON THIS EMPLOYMENT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED IN IT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY TO IT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MOBIQUITY TECHNOLOGIES, INC.

By: /s/ Dean Julia
Dean Julia, Co-CEO
Email: djulia@mobiquitynetworks.com

/s/ Thomas Arnost
Thomas Arnost, Chairman
Email: tarnost@aol.com

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